Exhibit 99.1

Koch Completes Investment of More Than $2 Billion in Infor

Provides Access to Growth Capital for Cloud Software Leader to Drive Digital

Transformation across Industries

NEW YORK – Feb. 21, 2017 – Infor, a leading provider of business applications specialized by industry and built for the cloud, today announced the completion of a previously announced investment of more than $2 billion in the company by an affiliate of Koch Equity Development LLC (“KED”), the investment and acquisition subsidiary of Koch Industries, Inc. The investment is strong validation of Infor’s strategy and growth – a journey fueled by product investment, innovation, and an entrepreneurial culture – and provides Infor access to additional capital to accelerate innovation, expand distribution, and continue disrupting the enterprise applications industry. Infor’s existing shareholders include Golden Gate Capital, Summit Partners, and Management.

Learn more about Koch’s investment in Infor:

•	Read the initial press release from November

•	Read Constellation Research CEO Ray Wang’s research note

About Infor

Infor builds business software for specific industries in the cloud. With 15,000 employees and more than 90,000 customers in over 170 countries, Infor software is designed for progress. To learn more, please visit www.infor.com.

About Koch Equity Development LLC

With offices in Wichita and London, KED focuses its efforts on strategic acquisitions for the Koch companies and industry agnostic principal investments. Significant principal investments completed over the last year include Solera Holdings Inc., The ADT Corporation, Transaction Network Services, and Truck-Lite.

Since 2003, Koch companies have invested about $80 billion in acquisitions and other capital expenditures. With a presence in about 60 countries, Koch companies employ more than 120,000 people worldwide, with about 70,000 of those in the United States. From January 2009 to present, Koch companies have earned more than 1,200 awards for safety, environmental excellence, community stewardship, innovation, and customer service.

To learn more about Koch Equity Development LLC or Koch Industries, please visit http://www.kochequity.com/ or http://www.kochind.com/.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of capital under management. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate Capital is one of the most active software investors in the world. Other notable software investments sponsored by Golden Gate Capital include BMC Software, Ex Libris, Micro Focus and LiveVox. For more information, visit www.goldengatecap.com.

About Summit Partners

Founded in 1984, Summit Partners is a global alternative investment firm that is currently investing more than $7.2 billion into growth equity, fixed income and public equity opportunities. Summit has invested in more than 440 companies in technology, healthcare and other growth sectors. These companies have completed more than 140 public offerings, and more than 165 have been acquired through strategic mergers and sales. Notable technology companies financed by Summit Partners include Avast, Calypso Technology, Flow Traders, HelpSystems, Hyperion Solutions, McAfee, NetWitness, RightNow, SafeBoot, Unica, Uber and WebEx. Summit maintains offices in North America and Europe and invests in companies around the world. For more information, visit www.summitpartners.com or follow on Twitter at @SummitPartners.

Media Contacts:

For Infor:

Dan Barnhardt

646-336-1731

dan.barnhardt@infor.com

For KED:

Rob Carlton

Koch Communications and Marketing

Rob.carlton@kochps.com

For Golden Gate Capital:

Paul Kranhold/David Isaacs

415-618-8750

Jenny Gore

312-895-4700

For Summit Partners:

Meg Devine

617-824-1047